Exhibit 10.3

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of May 8, 2013, is hereby entered into by and among PennyMac Financial Services, Inc., a Delaware corporation (the “Corporation”), Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company (“PMLLC”), and each of the Members.

RECITALS

WHEREAS, the Members hold membership interests (“Units”) in PMLLC, which is treated as a partnership for United States federal income tax purposes;

WHEREAS, the Corporation is the managing member of, and holds and will hold Units in, PMLLC;

WHEREAS, as a result of the Members agreeing to retain Units rather than transferring all of their Units to the Corporation in exchange for Class A Shares in a transaction that would be subject to Section 351(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Corporation expects to incur significantly lower tax liabilities on an ongoing basis with respect to the operations of PMLLC;

WHEREAS, the Units held by the Members are exchangeable for Class A Shares pursuant to the Exchange Agreement;

WHEREAS, PMLLC and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year in which an exchange of Units for Class A Shares occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by PMLLC and such subsidiaries (solely with respect to the Corporation) at the time (such time, the “Exchange Date”) of an exchange of Units for Class A Shares or any other acquisition by the Corporation of Units for cash or otherwise in each case in a transaction that is a taxable exchange by the exchanging Member for federal income tax purposes, including such an exchange by a Member that is generally exempt from federal income taxation (collectively, an “Exchange”), by reason of such Exchange and the payments under this Agreement (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”);

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Corporation, as a member of PMLLC, may be affected by the Basis Adjustment with respect to the Adjusted Assets and (ii) the Corporation may be affected by the Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and the Imputed Interest on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I  DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Adjusted Asset” is defined in the Recitals of this Agreement.

“Advisory Firm” means any “big four” accounting firm or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board of Directors of the Corporation.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Applicable Member and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Applicable Member.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b).

“Amount Realized” means, in respect of an Exchange by an Exchanging Member, the amount that is deemed for purposes of this Agreement to be the amount realized by the Exchanging Member on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash and the amount or fair market value of other consideration received by the Exchanging Member in the Exchange other than under this Agreement and (ii) the Share of Liabilities attributable to the Units Exchanged.

“Applicable Member” means any present or former Member to whom any portion of a Realized Tax Benefit is attributable hereunder.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) amounts reserved for the payment of Taxes and corporate overhead expenses, and (ii) the amount of cash reserves reasonably established in good faith by the Corporation.

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset, in each case, arising in respect of an Exchange, as calculated under Section 2.01 of this Agreement, under the principles of Section 732 of the Code (in a situation where, as a result of one or more Exchanges, PMLLC becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, PMLLC remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of California shall not be regarded as a Business Day.

“Change of Control” is defined in the Exchange Agreement.

“Class A Shares” means shares of Class A common stock of the Corporation.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the United States federal, state, local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Deferral Rate” means LIBOR plus 350 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02.

“Exchange” is defined in the Recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement by and among the Corporation, PMLLC, and the Members from time to time party hereto.

“Exchange Basis Schedule” is defined in Section 2.02.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Exchanging Member” means a Member that Exchanges some or all of its Units.

“Expert” is defined in Section 7.09.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (and PMLLC, but only with respect to Taxes imposed on PMLLC and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the Tax basis reflecting the Basis Adjustments of the Adjusted Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b).

“IPO” means the initial public offering of Class A Shares by the Corporation.

“IPO Date” means the date on which the Corporation contributes to PMLLC the net proceeds received by the Corporation in connection with the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to PMLLC, the Fourth Amended and Restated Limited Liability Company Agreement of PMLLC, dated on or about the date hereof, as such agreement may be amended from time to time

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed; provided that if there is no such closing price of the Class A Shares for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the most recent Business Day immediately preceding such Exchange Date for which there is a closing price of the Class A Shares on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed; provided further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board of Directors of the Corporation in good faith.

“Material Objection Notice” is defined in Section 4.02.

“Members” means the parties hereto, other than the Corporation and PMLLC, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Net Tax Benefit” is defined in Section 3.01(b).

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.04(a).

“Original Members” means the members of PMLLC on the date of, but immediately preceding, the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PMLLC” is defined in the Preamble of this Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the liability for Taxes of the Corporation (and PMLLC, but only with respect to Taxes imposed on PMLLC and allocable to the Corporation for such Taxable Year), such liability to be computed taking into account the Basis Adjustments and, to the extent applicable under this Agreement, the Valuation Assumptions.  If all or a portion of the actual liability for Taxes of the Corporation (and PMLLC, but only with respect to Taxes imposed on PMLLC and allocable to the Corporation for such Taxable Year) for the Taxable Year arises or is proposed to be reduced as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included or eliminated, respectively, in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the liability for Taxes of the Corporation (and PMLLC, but only with respect to Taxes imposed on PMLLC and allocable to the Corporation for such Taxable Year), such liability to be computed taking into account the Basis Adjustments and, to the extent applicable under this Agreement, the Valuation Assumptions, over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for Taxes of the Corporation (and PMLLC, but only with respect to Taxes imposed on PMLLC and allocable to the Corporation for such Taxable Year) for the Taxable Year arises or is proposed to be reduced as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included or eliminated, respectively, in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09.

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01.

“Share of Liabilities”, means, as to any Unit at the time of an Exchange, the portion of PMLLC’s aggregate liabilities, as determined for purposes of Section 752 and Section 1001 of the Code, allocated to that Unit pursuant to Section 752 of the Code and the applicable Treasury Regulations.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which the first Person owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.03.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is prepared), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will be a regular “C corporation” for federal income tax purposes and will have taxable income sufficient to fully use the deductions arising during such Taxable Year from any Basis Adjustment and Imputed Interest, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the earlier of the Basis Adjustment and the Early Termination Date, provided, that in the event of a Change of Control prior to the Early Termination Date, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4) and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II  DETERMINATION OF CUMULATIVE REALIZED NET TAX BENEFIT

Section 2.01                             Basis Adjustment.

(a)                                 Adjusted Assets. For purposes of this Agreement, as a result of an Exchange, PMLLC shall be deemed to be entitled to a Basis Adjustment for each Adjusted Asset with respect to the Corporation, the amount of which Basis Adjustment shall be the excess, if any, of (i) the sum of (x) the Amount Realized by the Exchanging Member in the Exchange, to the extent attributable to such Adjusted Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Adjusted Asset, over (ii) the Corporation’s share of PMLLC’s Tax basis for such Adjusted Asset immediately after the Exchange, attributable to the Units Exchanged, determined as if (x) PMLLC remains in existence as an entity for tax purposes, and (y) PMLLC had not made the election provided by Section 754 of the Code.

(b)                                 Imputed Interest.  For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02                             Exchange Basis Schedule.  Within forty-five (45) calendar days after the filing of the United States federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Exchanging Member a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted Tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii)  the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on clause (4) of the Valuation Assumptions).

Section 2.03                             Tax Benefit Schedule.  Within forty-five (45) calendar days after the filing of the United States federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Applicable Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04                             Procedures, Amended Schedule.

(a)                                 Procedure. Every time the Corporation delivers to an Applicable Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Applicable Member schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Applicable Member reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Member, within thirty (30) calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith.  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by the Corporation of an Objection Notice with respect to an Exchange Basis Schedule or a Tax Benefit Schedule, the Corporation and the Applicable Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

(b)                                 Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Applicable Member within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.04(a).

ARTICLE III  TAX BENEFIT PAYMENTS

Section 3.01                             Payments.

(a)                                 Payments. Within five (5) Business Days of a Tax Benefit Schedule that was delivered to an Applicable Member becoming final in accordance with Section 2.04(a), the Corporation shall pay to such Applicable Member for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Member previously designated by such Member to the Corporation.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)                                 A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount resulting from each Exchange by the Applicable Member.  The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01 with respect to that Exchange, excluding payments attributable to Interest Amount; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” for a given Taxable Year with respect to an Exchange shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date.  Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date.”  The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Unit-by-Unit basis by reference to the Amount Realized by the Exchanging Member on the Exchange of a Unit and the resulting Basis Adjustment to the Corporation.

(c)                                  If on any Payment Date the Corporation does not have sufficient Available Cash to pay the Tax Benefit Payment that is due on such Payment Date as specified in Section 3.01(a), the Corporation may elect by written notice to the affected Members to defer payment of such Tax Benefit Payment that is in excess of the Available Cash for a period of time not to exceed two (2) years.  If the Corporation elects to defer payment of any amount pursuant to this Section 3.01(c), interest shall accrue on such amount at the Deferral Rate from the Payment Date specified in Section 3.01(a) until such amount is paid.  While any amounts are deferred pursuant to this Section 3.01(c), the Corporation shall be required, within ninety (90) calendar days of obtaining Available Cash, to make payments to Applicable Members with respect to such deferred amounts to the extent of such Available Cash.  Upon a Change in Control, any amounts then deferred pursuant to this Section 3.01(c) (and all accrued and unpaid interest thereon) shall become due, and no further amounts may be deferred pursuant to this Section 3.01(c).

(d)                                 The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to Section 3.01(c), which good faith efforts shall include considering opportunities to obtain financing on commercially reasonable terms in order to obtain sufficient Available Cash for such purpose.

Section 3.02                             No Duplicative Payments.  Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit for each Exchange, and the Interest Amount thereon, being paid to the Applicable Members pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03                             Pro Rata Limitation on Deductions; Pro Rata Payments.  For the avoidance of doubt, to the extent that (i) the Corporation’s deductions with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Member in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this paragraph, as applicable.

ARTICLE IV  TERMINATION

Section 4.01                             Early Termination and Breach of Agreement.

(a)                                 The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all Members at any time by paying to the Members the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Members, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payments by the Corporation, neither the Members nor the Corporation shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporation and the Member as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).  For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Members, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).

(b)                                 In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach.  Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) calendar days of the date such payment is due (subject to the Corporation’s rights under Section 3.01(c)) shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) calendar days of the date such payment is due.

(c)                                  The Corporation, PMLLC and each of the Members hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable Tax purposes.

Section 4.02                             Early Termination Notice.  If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each present or former Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for that Member.  The Early Termination Schedule shall become final and binding on all parties unless the Member, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”).  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03                             Payment upon Early Termination.

(a)                                 Within five (5) Business Days after agreement between the Member and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Member an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Member.

(b)                                 The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to any Member the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V  SUBORDINATION AND LATE PAYMENTS

Section 5.01                             Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02                             Late Payments by the Corporation.  The amount of all or any portion of any Exchange Payment not made to any Member when due (subject to the Corporation’s rights under Section 3.01(c)) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI  NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01                             Original Member Participation in the Corporation’s and PMLLC’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and PMLLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporation shall notify the applicable Original Member of, and keep the applicable Original Member reasonably informed with respect to, the portion of any audit of the Corporation and PMLLC by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Original Member’s rights and obligations under this Agreement, and shall provide to the applicable Original Member reasonable opportunity to provide information and other input to the Corporation, PMLLC and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and PMLLC shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or applicable law; and, provided, further, that any BlackRock Member or Highfields Member (as those terms are defined in the LLC Agreement) that, in each case, is an Original Member shall be entitled to participate, at such Original Member’s own expense, in the conduct of the portion of any audit of the Corporation and PMLLC by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Original Member’s rights and obligations under this Agreement.

Section 6.02                             Consistency.  Except upon the written advice of an Advisory Firm, and except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the Corporation and the Exchanging Member agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement.  Any dispute concerning such advice shall be subject to the Reconciliation Procedures of Section 7.09; provided, however, that only an Original Member shall have the right to object to such advice pursuant to this Section 6.02.  In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and the Exchanging Member, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Corporation and the Exchanging Member agree to the use of other procedures and methodologies.

Section 6.03                             Cooperation. The Members shall each (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement,  preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII  MISCELLANEOUS

Section 7.01                             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

PennyMac Financial Services, Inc.

6101 Condor Drive Moorpark, CA 93021

Attention: Chief Financial Officer
Fax: (818) 337-7182

with a copy (which shall not constitute notice to the Corporation) to:

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts  02110

Attention:  Daniel A. Nelson, Esq.

Fax: (617) 951-8736

if to PMLLC, to:

Private National Mortgage Acceptance Company, LLC

6101 Condor Drive Moorpark, CA 93021

Attention: Chief Financial Officer

Fax:  (818) 337-7182

with a copy (which shall not constitute notice to PMLLC) to:

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts  02110

Attention:  Daniel A. Nelson, Esq.

Fax:  (617) 951-8736

If to any Member, to:

The address and facsimile number set forth for such Member in the records of PMLLC.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02                             Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03                             Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the LLC Agreement and the Exchange Agreement, and the exhibits and schedules referenced herein and therein, constitute  the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04                             Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05                             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06                             Successors; Assignment; Amendments; Waivers. No Member may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are effectively transferred in accordance with the terms of the LLC Agreement, the transferring Member shall have the option to assign to the transferee of such Units the transferring Member’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form attached hereto as Exhibit A, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons, including a liquidating trust, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, substantially in the form attached hereto as Exhibit A; provided, further, however, that no such assignment or transfer shall relieve any party hereto of any of its obligations hereunder.  For the avoidance of doubt, if a Person transfers Units but does not assign to the transferee of such Units such Person’s rights, if any, under this Agreement with respect to such transferred Units, such Person shall be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to such Units, including any Tax Benefit Payments arising in respect of a subsequent Exchange of such Units, and shall be deemed to be the “Applicable Member” to the extent necessary to effectuate that result, including with respect to the right to receive Tax Benefit Payments, Schedules, and Amended Schedules, and to dispute the same.

Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and PMLLC and by Original Members who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Original Members hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Original Member pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Members will or may receive under this Agreement unless all such Members disproportionately affected consent in writing to such amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.  Notwithstanding anything to the contrary herein, in the event an Original Member transfers his Units to a Person referred to clause (x)(ii), (x)(iii), or (x)(iv) of Section 9.1 of the LLC Agreement, excluding any other Original Member, such Original Member shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02, 6.01, or 6.02 with respect to such transferred Units.

Section 7.07                             Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08                             Resolution of Disputes.

(a)                                 Any and all disputes which are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Los Angeles in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer admitted to the practice of law in the State of California and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)                                 Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.

(c)

(i)                                     EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN LOS ANGELES, CALIFORNIA FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)                                  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09                             Reconciliation. In the event that the Corporation and an Applicable Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be an individual that is a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not be involved in any ongoing engagement between the firm in which the Expert is a partner, on the one hand, and either the Corporation or the Applicable Member, on the other hand, or have any other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence.  The Corporation and each Applicable Member shall bear their own costs and expenses of such proceeding, unless the Applicable Member has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Applicable Member for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Member and may be entered and enforced in any court having jurisdiction.

Section 7.10                             Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable to an Applicable Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Member.  The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to any holder of Units who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who has properly certified that such holder is not subject to federal backup withholding.

Section 7.11                             Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign Tax law, then, while the Corporation is such a member: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer.  The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12                             Confidentiality.  Each Member and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning PMLLC and its Affiliates and successors or the other Members, learned by the Member heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.  Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative or other agent of such Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, PMLLC, the Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Members and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                             Independent Nature of Members’ Rights and Obligations.  The obligations of each Member hereunder are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under hereunder.  The decision of each Member to enter into to this Agreement has been made by such Member independently of any other Member.  Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Members are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Corporation, PMLLC and each Member have duly executed this Agreement as of the date first written above.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ Jeffrey Grogin
Name: Jeffrey Grogin
Title: Chief Administrative and Legal Officer and Secretary

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC
By its Managing Member, PennyMac Financial Services, Inc.

By:	/s/ Jeffrey Grogin
Name: Jeffrey Grogin
Title: Chief Administrative and Legal Officer and Secretary

MEMBERS

By:
Name:
Title:

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, dated as of [        ], 2013, by and among PennyMac Financial Services, Inc., a Delaware corporation (the “Corporation”), Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company (“PMLLC”) and [                                  ] (“Permitted Transferee”).

WHEREAS, on [                  ], 20[    ], Permitted Transferee acquired (the “Acquisition”) [      ] Units in PMLLC (collectively, “Interests” and, together with all other Interests hereinafter acquired by Permitted Transferee from Transferor, the “Acquired Interests”) from [                  ] (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Permitted Transferee hereby agrees as follows:

Section 1.1.                                 Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the meaning set forth in the Tax Receivable Agreement.

Section 1.2.                                 Joinder.  Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 7.12, 2.04, 4.02, 6.01 and 6.02 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests Permitted Transferee acquires hereafter.

Section 1.3.                                 Notice.  All notices, requests, consents and other communications hereunder to Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee:

[add notice address]

Section 1.4.                                 Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

By:
Name:
Title:

2